TIME WARNER ENTERTAINMENT COMPANY, L.P.
                         SUPPLEMENTARY INFORMATION
            SUMMARIZED FINANCIAL INFORMATION OF PARAGON COMMUNICATIONS
                              (Unaudited)

   TWE has an indirect 50% ownership interest in Paragon Communications ("Paragon"), a cable system joint venture accounted for on the equity basis. On July 6, 1995, Time Warner acquired the other 50% interest in Paragon from KBLCOM Incorporated. In connection with this transaction, $226 million of Paragon's indebtedness was repaid using funds provided equally by each of Time Warner and TWE. A summary of financial information of Paragon is set forth below:

PARAGON COMMUNICATIONS
                                               Three Months       Six Months
                                              Ended June 30,    Ended June 30,
                                              1995     1994     1995     1994
                                                         (millions)
Operating Statement Information
Revenues                                       $ 92    $ 87      $179    $173
Operating income                                 20      20        40      41
Net income                                       16      15        47      31


                                                     June 30,    December 31,
                                                       1995          1994
                                                          (millions)
Balance Sheet Information
Property, plant and equipment, net                      $412        $392
Cable television franchises                              201         206
Total assets                                             656         628
Debt                                                     226         249
Total liabilities                                        305         323